                                                                   EXHIBIT 23(C)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus and Proxy Statement constituting part of this Registration Statement on Form S-4 of our report dated January 24, 1994 appearing on page 29 of The Detroit Edison Company's Annual Report on Form 10-K for the year ended December 31, 1993 and of our report dated January 23, 1995, appearing on page 3 of The Detroit Edison Company's Current Report on Form 8-K dated March 1, 1995. We also consent to the reference to us under the heading "Item 2. Corporate Restructuring
Proposal -- Experts" in such Prospectus and Proxy Statement.

PRICE WATERHOUSE LLP

Detroit, Michigan

March 9, 1995